UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
November 9, 2007

Huiheng Medical, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-132056	20-4078899
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

No. 506 Block B, Yingdali Digital Park, Hongmian Road
Futian Free Trade Zone, Shenzhen P.R. China 518038
(Address of principal executive offices)

Registrant’s telephone number, including area code:
86-25331511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer.

(a) Effective as of September 24, 2007, the Company has appointed Mr. Richard Shen as its Chief Financial Officer. In addition, he is also a managing partner of Guangzhou Sunlight Investment Limited which has businesses in asset management and investment consultancy. Previously, Mr. Shen was a vice president and director at New Tech & Telecom Investment Limited and was also the General Manager of Touchstone Investment Limited. Mr. Shen received his MBA from York University in Toronto, Canada.

(b) Effective as of November 9, 2007, Mssrs. Li Bo and Zhang Li have resigned from the Board of Directors of the Company.

(c) Effective as of November 9, 2007, Mssrrs. Huang Jian, Peter Slate, Li Daxi, Edward Meng, Kenneth Borow and Joe Chang have been appointed to the Board of Directors.

Dr. Joe Chang presently serves as the Clinical Service Chief of Thoracic Radiation Oncology at the University of Texas M.D. Anderson Cancer Center in Houston, Texas, a position he has held since 2006, and is responsible for clinical operation for thoracic service. Dr. Chang has worked as an attending physician in the Anderson Cancer Center for the past five years. In recent years, he has received a RSNA Research Scholar grant and the Career Development Award from the University of Texas MD Anderson Cancer Center (NIH grant), amongst other research grants, honors and awards. Dr. Chang earned his medical degree at Shanghai Medical University in the Peoples Republic of China in 1985 and his Ph.D. from the University of Texas in 1997.

Dr. Kenneth Borow is the President, CEO, and Chairman of the Board of Directors at Encorium Group, Inc., a NASDAQ small cap listed company. He is an internist, pediatrician, adult cardiologist and pediatric cardiologist with over 30 years of clinical research experience. Dr. Borow earned his medical degree at The Temple University School of Medicine in 1974. He completed his post doctoral training at the Brigham & Women’s Hospital, The Children’s Hospital Medical Center, and Harvard Medical School in Boston. Subsequently, he was Professor of Medicine and Pediatrics at the University of Chicago Medical Center. Dr. Borow has more than 100 medical/scientific publications. After completion of a 20 year academic career, Dr. Borow was responsible for Clinical Research Operations in the United States and Puerto Rico for Merck Research Laboratories. In this role, he oversaw clinical research studies for over 200 different protocols conducted at more than 2,500 investigative sites. While at Encorium Group, Inc., Dr. Borow has been involved in the design and conduct of more than 50 clinical trials, many of them multinational in scope and landmark in importance. Over the past decade, Dr. Borow has been a senior consultant to numerous pharmaceutical and biotechnology companies as well as venture capital firms relative to study design and conduct of trials in cardiovascular disease, hyperlipidemias, oncology, medical imaging, diabetes, pulmonary arterial hypertension, osteoporosis and multiple vaccines.

Mr. Edward Meng is the CFO and a director of NavStar Media Holdings, Inc. He has over ten years of experience in managing, leading and advising corporations through complex restructurings, international market expansion and capital markets transactions. Mr. Meng’s previous positions include Senior Financial Consultant at Shell (China) Limited; CFO of Koch Materials (China)Co., a subsidiary of Koch Industries, Inc.; and Director of Finance of Intelsat Global Services Co. Mr. Meng earned his MBA from Georgetown University.

Dr. Li Daxi founded the Chinese Association of Science and Business, a organization devoted to bridging science with business and bridging China with the world, in 1997. Dr. Li has 14 years experience in investment banking and venture capital, including ten years on Wall Street with Salomon Brothers and Lehman Brothers. He is a director of the United Orient Bank where he oversees investments and auditing of the bank. In March 2005, he was invited as an overseas representative to participate in the China National Chinese People’s Political Consultative Conference. He is also a co-founder of the Shenzhen Overseas Chinese Student Venture Park, a joint-venture with the Shenzhen city government, which hosts 250 high-tech startup companies. Dr. Li received a Ph.D. in high energy physics from the City University of New York.

Mr. Peter Slate is the President & CEO of International Orthopedic Alliance. Previously, Mr. Slate was the President & CEO of Arizona Technology Enterprises, LLC. Mr. Slate received his BA from University of Michigan, JD from George Washington University and MBA from Northwestern University.

Mr. Huang Jian has a background in business and management. He currently serves as the Vice President of the Company, a position he assumed in 2007. Mr. Huang is also the President and Director of Wuhan Kangqiao, positions he has held since 2006. In addition, Mr. Huang has been a director of Shenzhen Hyper since 2006 and has been the President of Shenzhen Hyper since 2001. Mr. Huang has a degree from Beijing Broadcast and Television University.

Mr. Huang Jian is not is not considered “independent” under the Nasdaq rules. Therefore, the Board of Directors does not anticipate appointing Mr. Huang to any Board committees.

As they are considered “independent” under the Nasdaq rules, the Board of Directors anticipates appointing (i) Mssrs. Li Daxi, Edward Meng and Peter Slate to its Audit Committee; and (ii) Mssrs. Li Daxi, Joe Chang and Kenneth Borrow to its Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2007

HUIHENG MEDICAL, INC.

By:	/s/ Li Bo
Li Bo
Secretary